Exhibit 5.1

919 Third Avenue New York, NY 10022 212 935 3000 mintz.com

May 6, 2024

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

Ladies and Gentlemen:

We have acted as counsel to Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling shareholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 145,000 shares of Common Stock delivered to the selling shareholders pursuant to the Agreement (as defined below), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,823,945 shares (the “Pre-Funded Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Agreement, (iii) series A warrants (the “Series A Warrants”) to purchase up to 4,968,945 shares (the “Series A Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Agreement, (iv) series B warrants (the “Series B Warrants”) to purchase up to 4,968,945 shares (the “Series B Warrant Shares,” and together with the Series A Warrant Shares, the “Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Securities Purchase Agreement by and between the Company and the purchaser identified as a party thereto, dated as of April 29, 2024 (the “Agreement”) and (v) warrants (the “Placement Agent Warrants”) to purchase up to 298,137 shares (the “Placement Agent Warrant Shares”) of Common Stock issued to the selling shareholders pursuant to the Engagement Agreement by and between the Company and H.C. Wainwright & Co., LLC dated as of April 29, 2024.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and non-assessable.

2. The Pre-Funded Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Pre-Funded Warrant Shares are delivered and paid for in accordance with the terms of the Pre-Funded Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Pre-Funded Warrant Shares will be validly issued, fully paid, and non-assessable.

3. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

4. The Placement Agent Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Placement Agent Warrant Shares are delivered and paid for in accordance with the terms of the Placement Agent Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Placement Agent Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Pre-Funded Warrants, the Warrants, the Placement Agent Warrants, the Pre-Funded Warrant Shares, the Warrant Shares, the Placement Agent Warrant Shares, the Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Pre-Funded Warrant Shares, the Warrant Shares, the Placement Agent Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Our opinion is limited to the DGCL and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares, the Warrants or the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz Levin Cohn Ferris Glovsky and Popeo, PC

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.